UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 18, 2019

Date of Report (Date of earliest event reported)

PARATEK PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza Boston, MA		02116
(Address of principal executive offices)		(Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PRTK	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry into a Material Definitive Agreement.

On December 18, 2019, Paratek Pharmaceuticals, Inc. (the “Company”) entered into a five-year contract, with an option to extend to ten years (the “BARDA Contract”) with the Biomedical Advanced Research and Development Authority (“BARDA”), a division of the U.S. Department of Health and Human Services’ Office of the Assistant Secretary for Preparedness and Response, to support the development of NUZYRA® (omadacycline) for the treatment of pulmonary anthrax, FDA post-marketing requirements (“PMR”) associated with the initial NUZYRA approval, and with an option for BARDA to procure up to 10,000 treatment courses of NUZYRA for the Strategic National Stockpile (“SNS”) for use against potential biothreats.

The BARDA Contract could result in payments to the Company of up to approximately $285 million, and consists of a five-year base period-of-performance and a total contract period-of-performance (base period plus option exercises) of up to ten years. Under the base period-of-performance, the Company will conduct activities necessary to (i) allow the product to be used under an Emergency Use Authorization (“EUA”), (ii) obtain licensure of NUZYRA through a supplemental NDA submission for anthrax, and (iii) provide up to 2,500 treatment courses of the drug product to be stored as vendor managed inventory (“VMI”) and subsequently delivered to the SNS. The contract options may be exercised to perform additional studies necessary for licensure, support post-licensure commitments as required by the FDA, additional security requirements, and procure additional treatment regimens.

Under the terms of the agreement, BARDA will award initial funding of approximately $59 million for the development of NUZYRA for the treatment of pulmonary anthrax and the purchase of an initial 2,500 treatment courses of NUZYRA to add to the current SNS. The contract provides for potential additional staged funding including: approximately $77 million for existing FDA PMR commitments scheduled to begin in April 2020 and approximately $20 million for manufacturing-related requirements scheduled to begin in June 2020. The remaining funding includes the potential for approximately $13 million to support the development of NUZYRA for the prophylaxis of anthrax and a maximum of approximately $115 million to provide for three additional purchases of NUZYRA, each of which will be triggered upon development milestones related to the anthrax treatment development program.

The BARDA Contract contains a number of terms and conditions that are customary for government contracts of this nature, including provisions giving the government the right to terminate the contract at any time for its convenience.

The foregoing is a brief description of the material terms of the BARDA Contract and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing description is qualified in its entirety by reference to the BARDA Contract, which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Item 7.01Regulation FD Disclosure.

On December 18, 2019, the Company issued a press release announcing the entry into the BARDA Contract. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

Number	Description

99.1	Press Release, dated December 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2019	PARATEK PHARMACEUTICALS, INC.

	By:	/s/ William M. Haskel

Name: William M. Haskel
Title: Senior Vice President, General Counsel and Corporate Secretary